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                                                                   EXHIBIT 10.16


                                    AGREEMENT


Effective as of October 1, 1993 ("Effective Date"), THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California ("STANFORD"), and Genelabs Technologies, Inc. and its Affiliates, a California corporation having a principal place of business at 505 Penobscot Drive, Redwood City, California 94063 ("LICENSEE"), agree as follows:

1.       BACKGROUND

1.1 STANFORD has an assignment of "Use of Dehydroepiandrosterone (DHEA) in the Medical Treatment of Systemic Lupus Erythematosus (SLE)" from the laboratory of Dr. James L. McGuire ("Invention[s]"), as described in Stanford Docket S92-148, and any Licensed Patent(s), as hereinafter defined, which may issue to such Invention(s).

1.2 STANFORD has certain technical data and information as herein defined ("Technology") pertaining to Invention(s).

1.3 STANFORD desires to have the Technology and Invention(s) perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

1.4 LICENSEE desires a license under said Technology, Invention(s), and Licensed Patent(s) to develop, manufacture, use, and sell Licensed Product(s) in the field of use of treatment of SLE in humans.

2.       DEFINITIONS

2.1 "Licensed Patent(s)" means any Letters Patent issued upon STANFORD's U.S. Patent Application, Serial Number 07/958,911 filed October 9, 1992, and/or any divisions, continuations, continuations-in-part or reissues thereof, and/or any foreign patents corresponding thereto.

2.2 "Technology" means (a) existing technical data and information, including but not limited to the information contained in the Patent Application, pertaining to the Invention(s) and provided to the LICENSEE whether or not it is of a confidential nature, and (b) existing preclinical and clinical data relating to the Invention(s), and provided to the LICENSEE.

2.3 "Licensed Product(s)" means any product or part thereof in the Licensed Field of Use, the manufacture, use, or sale of which:

             (a) Is covered by a valid claim of an issued, unexpired Licensed Patent(s) directed to the Invention(s). A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken;

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             (b)  Is covered by any claim being prosecuted in a pending application directed to the Invention(s); or

             (c)  Incorporates any of the Technology.

2.4 "Net Sales" means the gross revenue derived by LICENSEE and/or sublicensee(s) from Licensed Product(s), less the following items but only insofar as they actually pertain to the disposition of such Licensed Product(s) by LICENSEE or sublicensee(s), are included in such gross revenue, and are actually credited or granted to customers:

             (a)  Import, export, excise and sales taxes, and custom duties;

             (b)  Credit for returns, allowances, or trades, and

             (c)  Discounts and rebates

2.5 "Licensed Field of Use" means therapeutic use for treatment of Systemic Lupus Erythematosus.

2.6      "Licensed Territory" means the entire world.

2.7 "Exclusive" means that, subject to Article 4, STANFORD shall not grant further licenses in the Licensed Territory in the Licensed Field of Use.

2.8 "Date of FDA Approval" means the date of final written notification by the U.S. Food and Drug Administration ("FDA") of its approval of the Licensed Product(s) (including the labeling therefor) that authorizes marketing thereof for the treatment of SLE.

2.9 "Affiliates" means any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Agreement.

3.       GRANT

3.1 STANFORD hereby grants and LICENSEE hereby accepts a license in the Licensed Field of Use to make, use, and sell Licensed Product(s) in the Licensed Territory.

3.2 Said license is Exclusive, including the right to sublicense pursuant to Article 13, in the Licensed Field of Use for a term commencing as of Effective Date and ending, in each country, 7 years from the date of first commercial sale of a Licensed Product(s) by LICENSEE or sublicensee(s) in such country; LICENSEE agrees to promptly inform STANFORD in writing of the date of first commercial sale. Thereafter, said license shall be nonexclusive until


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         expiration of the last to expire of Licensed Patent(s). Within one year prior to the end of the Exclusive period STANFORD agrees to consider extending the Exclusive term herein defined upon request by LICENSEE, and if such extension is not in conflict with STANFORD policy or regulations.

4.       GOVERNMENT RIGHTS

This Agreement may be subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 204, including an obligation that Licensed Product(s) sold or produced in the United States be "manufactured substantially in the United States," and LICENSEE agrees to take all reasonable action necessary on its part as licensee to enable STANFORD to satisfy its obligation thereunder, if any, relating to Invention(s).

5.       DILIGENCE

5.1 As an inducement to STANFORD to enter into this Agreement, LICENSEE agrees to use all reasonable efforts and diligence to proceed with the development, manufacture, and sale or lease of Licensed Product(s) and to diligently develop markets for the Licensed Product(s). Unless LICENSEE has initiated Phase II clinical trials by January 1, 1996, STANFORD may terminate this Agreement if LICENSEE or a sublicensee has not sold Licensed Product(s) for a period of one (1) year commencing as of the Date of FDA Approval of a Licensed Product.

5.2 Progress Report -- Commencing September 1, 1994, on or before September 1 of each year until LICENSEE markets a Licensed Product(s), LICENSEE shall make a written annual report to STANFORD covering the preceding year ending June 30, regarding the progress of LICENSEE toward commercial use of Licensed Product(s). Such report shall include, as a minimum, information sufficient to enable STANFORD to satisfy any reporting requirements of the U.S. Government and for STANFORD to ascertain progress by LICENSEE toward meeting the diligence requirements of this Article 5.

6.       ROYALTIES

6.1 LICENSEE agrees to pay to STANFORD a noncreditable, nonrefundable license issue royalty of Twenty Thousand Dollars ($ 20,000) upon signing this Agreement.

6.2 Beginning September 1, 1994 and each September 1 thereafter, LICENSEE also shall pay to STANFORD a yearly royalty of Five Thousand Dollars ($5,000). Said yearly royalty payments are nonrefundable but they are creditable against earned royalties to the extent provided in Paragraph 6.5.

6.3 (A) LICENSEE shall pay STANFORD earned royalties of [ * ] on Net Sales in countries where a Licensed Patent(s) has issued and LICENSEE (or a sublicensee), by its activities would, but for the license granted herein, infringe a valid claim of an unexpired Licensed Patent(s) of STANFORD covering said activity.

         (B) LICENSEE shall pay STANFORD earned royalties of [ * ] on Net Sales in countries where a Licensed Patent(s) has not issued and its activities (or those of any sublicensees) do not infringe a valid claim of an unexpired Licensed Patent(s), provided,

[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.


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         however, that such royalties shall be reduced to [       *      ] with
         respect to Net Sales in any country where a third party (other than a sublicensee) is selling a DHEA-containing product and the product is being used for the treatment of SLE.

6.4 LICENSEE shall pay STANFORD milestone payments according to the following schedule:

                  Issuance of Licensed Patent                          $ 20,000
                  Initiation of Phase III clinical trials              $ 50,000
                    or January 1, 1998, whichever occurs first
                  Date of FDA Approval                                 $100,000

6.5 Creditable payments under this Agreement shall be an offset to LICENSEE against up to fifty percent (50%) of each earned royalty payment which LICENSEE would be required to pay pursuant to Paragraph 6.3 until the entire credit is exhausted.

6.6 (A) If this Agreement is not terminated in accordance with other provisions hereof, LICENSEE's obligation to pay royalties under Subsection 6.3 (A) in a country of the Licensed Territory shall continue for so long as LICENSEE, by its activities in such country would, but for the license granted herein, infringe a valid claim of an unexpired Licensed Patent(s) of STANFORD covering said activity.

          (B) If this Agreement is not terminated in accordance with other provisions hereof, LICENSEE's obligation to pay royalties under Subsection 6.3 (B) shall continue during the Exclusive period set forth in Section 3.2.

6.7 The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalty payments to STANFORD shall be in U.S. Dollars. All non-U.S. taxes related to royalty payments shall be paid by LICENSEE and are not deductible from the payments due STANFORD.

6.8 Within thirty (30) days after receipt of a statement from STANFORD, LICENSEE shall reimburse STANFORD for all costs incurred by STANFORD during the Exclusive period and including those costs incurred prior to the Effective Date, in connection with the preparation, filing and prosecution of all patent applications and maintenance of patents corresponding to the Invention(s).

6.9 If LICENSEE makes payment to one or more third parties under patent(s)/patent applications and/or know-how which LICENSEE reasonably believes cover a particular Licensed Product as defined in Paragraph
         2.3 hereunder (and which do not cover apparatus used to manufacture the Licensed Product), the royalty rate specified in Paragraph 6.3 above shall be subject to reduction. [ * ]. [ * ] [ * ] . The obligations of STANFORD to reduce its royalties under this paragraph shall be subject to receipt by STANFORD from LICENSEE of adequate evidence of the payment obligation of such royalties by LICENSEE to such unaffiliated third parties, including the identity of such parties.

[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.


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7.       ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

7.1 Quarterly Earned Royalty Payment and Report -- Beginning with the first sale of a Licensed Product, LICENSEE shall make written reports (even if there are no sales) and earned royalty payments to STANFORD within thirty (30) days after the end of each calendar quarter. This report shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation pursuant to Paragraph 6.3 of earned royalty payment due STANFORD for such completed calendar quarter. Concurrent with the making of each such report, LICENSEE shall include payment due STANFORD of royalties for the calendar quarter covered by such report.

7.2 Accounting -- LICENSEE agrees to keep and maintain records for a period of three (3) years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license herein granted. Such records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers and related information in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. LICENSEE further agrees to permit its books and records to be examined by STANFORD from time to time to the extent necessary to verify reports provided for in Paragraph 7.1. Such examination is to be made by STANFORD or its designee (acceptable to LICENSEE), at the expense of STANFORD, except in the event that the results of the audit reveal an underreporting of royalties due STANFORD of five percent (5%) or more, then the audit costs shall be paid by LICENSEE.

8.       NEGATION OF WARRANTIES

8.1      Nothing in this Agreement is or shall be construed as:

             (a) A warranty or representation by STANFORD as to the validity or scope of any Licensed Patent(s);

             (b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

             (c) An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 12;

             (d) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of STANFORD or other persons other than Licensed Patent(s), regardless of whether such patents or other rights are dominant or subordinate to any Licensed Patent(s); or

             (e) An obligation to furnish any technology or technological information other than the Technology.

8.2 Except as expressly set forth in this Agreement, STANFORD MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE


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          USE OF THE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT,
          COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

8.3 LICENSEE agrees that nothing in this Agreement grants LICENSEE any express or implied license or right under or to:

             (a) U.S. Patent No. 4,237,224, "Process for Producing Biologically Functional Molecular Chimeras," U.S. Patent No. 4,468,464 and U.S. Patent No. 4,740,470, both entitled, "Biologically Functional Molecular Chimeras" (collectively known as the Cohen/Boyer patents) or reissues thereof; or

             (b) U.S. Patent 4,656,134 "Amplification of Eucaryotic Genes" or any patent application corresponding thereto.

9.       INDEMNITY

9.1 LICENSEE agrees to indemnify, hold harmless, and defend STANFORD and Stanford University Hospital and their respective trustees, officers, employees, students, and agents against any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention(s), Licensed Patent(s), Licensed Product(s), or Technology by LICENSEE or sublicensee(s), or their customers.

9.2 STANFORD shall not be liable for any indirect, special, consequential, or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise. STANFORD shall not have any responsibilities or liabilities whatsoever with respect to Licensed Products(s).

9.3 LICENSEE shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

9.4 In addition to the foregoing, LICENSEE shall maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carrier(s) to cover the activities of LICENSEE and its sublicensee(s). During Phase I through Phase III clinical trials such insurance shall provide minimum limits of liability of Two Million Dollars ($2,000,000), and during marketing of Licensed Product(s) to the public such insurance shall provide minimum limits of liability of Five Million Dollars ($5,000,000) and shall include STANFORD, Stanford University Hospital, their trustees, directors, officers, employees, students, and agents as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. At STANFORD's request, LICENSEE shall furnish a Certificate of Insurance evidencing primary coverage and requiring thirty (30) days prior written notice of cancellation or material change to STANFORD. LICENSEE shall advise STANFORD, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All such insurance of LICENSEE shall be primary coverage; insurance of STANFORD or Stanford University Hospital shall be excess and noncontributory.


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10.      MARKING

Prior to the issuance of patents on the Invention(s), LICENSEE agrees to mark Licensed Product(s) (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents, with the numbers of the Licensed Patent(s).

11.      STANFORD NAMES AND MARKS

LICENSEE agrees not to identify STANFORD in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of any STANFORD faculty member, employee, or student or any trademark, service mark, trade name, or symbol of STANFORD or the Stanford University Hospital, or that is associated with either of them, without STANFORD's prior written consent.

12.      INFRINGEMENT BY OTHERS: PROTECTION OF PATENTS

12.1 LICENSEE shall promptly notify STANFORD ("Notice of Infringement") of any suspected infringement of any Licensed Patent(s) by a third party. During the Exclusive period of this Agreement, STANFORD and LICENSEE each shall have the right to institute an action for infringement of the Licensed Patent(s) against such third party in accordance with the following:

             (a) If STANFORD and LICENSEE agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and any recovery or settlement shall be shared equally. LICENSEE and STANFORD shall agree to the manner in which they shall exercise control over such action. STANFORD may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by STANFORD;

             (b) In the absence of agreement to institute a suit jointly, STANFORD may institute suit, and, at its option, join LICENSEE as a plaintiff. If STANFORD decides to institute suit, then it shall notify LICENSEE in writing. LICENSEE's failure to notify STANFORD in writing, within thirty (30) days after the date of the notice, that it will join in enforcing the patent pursuant to the provisions hereof, shall be deemed conclusively to be LICENSEE's assignment to STANFORD of all rights, causes of action, and damages resulting from any such alleged infringement. STANFORD shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement;

             (c) In the absence of agreement to institute a suit jointly and if STANFORD notifies LICENSEE that it has decided not to join in or institute a suit, as provided in (a) or (b) above, STANFORD shall notify LICENSEE of such decision no later than sixty
                  (60) days after LICENSEE's Notice of Infringement and LICENSEE may institute suit and, at its option, join STANFORD as a plaintiff. If LICENSEE decides to institute suit, then it shall notify STANFORD in writing. LICENSEE shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement, provided, however, that one-half (1/2) of any recovery in excess of


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                  litigation costs (including, without limitation, attorneys'
                  fees and court costs) shall be deemed to be Net Sales, and LICENSEE shall pay STANFORD royalties thereon at the rates specified herein.

12.2 Should either STANFORD or LICENSEE commence a suit under the provisions of Paragraph 12.1 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between STANFORD and LICENSEE.

13.      SUBLICENSE(S)

13.1     LICENSEE may grant sublicense(s) during the Exclusive period.

13.2 If LICENSEE is unable or unwilling to serve or develop a potential market or market territory for which there is a willing sublicensee(s), LICENSEE will, at STANFORD's request, negotiate in good faith a sublicense(s) hereunder.

13.3 Any sublicense(s) granted by LICENSEE under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, except:

             (a) Sublicense terms and conditions shall reflect that any sublicensee(s) shall not further sublicense; and

             (b) The earned royalty rate specified in the sublicense(s) may be at higher rates than the rates in this Agreement. Any such sublicense(s) also shall expressly include the provisions of Articles 7, 8, and 9 for the benefit of STANFORD and provide for the transfer of all obligations, including the payment of royalties specified in such sublicense(s), to STANFORD or its designee, in the event that this Agreement is terminated.

13.4 LICENSEE agrees to provide STANFORD a copy of any sublicense(s) granted pursuant to this Article 13.

13.5     LICENSEE shall pay STANFORD [           *           ] of all non-equity
         license issue and milestone payments received by LICENSEE from its sublicensee(s). In addition, LICENSEE shall pay to STANFORD earned royalties on the Net Sales of its sublicensees in accordance with the terms set forth in Article 6.

14.      TERMINATION

14.1 LICENSEE may terminate this Agreement by giving STANFORD notice in writing at least thirty (30) days in advance of the effective date of termination selected by LICENSEE.

14.2     STANFORD may terminate this Agreement if LICENSEE:

             (a)  Is in default in payment of royalty or providing of reports;

             (b)  Is in breach of any provision hereof; or


[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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             (c)  Provides any false report;

          and LICENSEE fails to remedy any such default, breach, or false report within sixty (60) days after written notice thereof by STANFORD.

14.3     Surviving any termination are:

             (a)  LICENSEE's obligation to pay royalties accrued or accruable;

             (b) Any cause of action or claim of LICENSEE or STANFORD, accrued or to accrue, because of any breach or default by the other party; and

             (c)  The provisions of Articles 7, 8, and 9.

15.      ASSIGNMENT

This Agreement may not be assigned, except that in the event of a sale, consolidation, reorganization, merger or other transfer involving all or substantially all of LICENSEE's business or assets, this Agreement and the rights granted herein shall inure to the benefit of the successor of LICENSEE.

16.      ARBITRATION

16.1 Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

16.2 Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by LICENSEE and STANFORD within thirty (30) days of such arbitration request. Judgment upon the award rendered by the arbitrator shall be final and nonappealable and may be entered in any court having jurisdiction thereof.

16.3 The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the California Superior Court. The Arbitrator may limit the scope, time and/or issues involved in discovery.

16.4 Any arbitration shall be held at Stanford, California, unless the parties hereto mutually agree in writing to another place.

17.      NOTICES

All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:


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To STANFORD:               Office of Technology Licensing
                           Stanford University
                           900 Welch Road, Suite 350
                           Palo Alto, CA 94304-1850
                           Attention:       Director

To LICENSEE:               Genelabs Technologies, Inc.
                           505 Penobscot Drive
                           Redwood City, CA 94063
                           Attention: Senior Vice President
                                      Corporate Development

Either party may change its address upon written notice to the other party.

18.      WAIVER

None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance.

19.      APPLICABLE LAW

This Agreement shall be governed by the laws of the State of California applicable to agreements negotiated, executed and performed wholly within California.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.


THE BOARD OF TRUSTEES OF THE                 GENELABS TECHNOLOGIES, INC.
LELAND STANFORD JUNIOR UNIVERSITY

Signature: /s/ Katharine Ku                  Signature: /s/ John S. Hegedus
          -----------------                            --------------------

Name:      Katharine Ku                      Name:      John S. Hegedus

Title:     Director, Technology Licensing    Title:     Sr. VP, Corporate Development

Date:      September 28, 1993                Date:      October 8, 1993


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